PRICING SUPPLEMENT DATED March 7, 2025 (To Prospectus dated August 11, 2022 and Prospectus Supplement dated August 8, 2024)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-266775

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated August 11, 2022, as supplemented by the prospectus supplement, dated August 8, 2024 (the “prospectus supplement” and together with the prospectus, dated August 11, 2022, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $750,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due December 11, 2026 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WGA3	Trade Date: March 7, 2025
Form: ☒ Book-Entry ☐ Certificated	Original Issue Date: March 11, 2025

Principal Amount: $750,000,000

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.000%

Discount or Commission: 0.075%

Net Proceeds to Issuer: 99.925% / $749,437,500

Stated Maturity: December 11, 2026

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Initial Interest Rate: The initial interest rate will be based on Compounded SOFR determined on June 9, 2025 plus the Spread, accruing from March 11, 2025

Specified Currency: U.S. Dollars Interest Payment Dates: Each March 11, June 11, September 11 and December 11, commencing on June 11, 2025 and ending on the Stated Maturity Date
Interest Rate Category: ☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note
Interest Rate Basis:
☒ Compounded SOFR	☐ Federal Funds Rate:
☐ EURIBOR	☐ Federal Funds (Effective) Rate
☐ Treasury Rate	☐ Federal Funds Open Rate
☐ Commercial Paper Rate	☐ Federal Funds Target Rate
☐ Prime Rate	☐ Federal Funds Rate (FEDL01):
☐ CD Rate	☐ CMT Rate:
☐ Eleventh District Cost of Funds Rate	☐ Reuters Page FRBCMT:
☐ Reuters Page FEDCMT: ☐ Weekly Average
☐ Monthly Average
Interest Rate Reset Cutoff Date: N/A

Initial Interest Reset Date: June 11, 2025

Interest Reset Dates: Each Interest Payment Date

Interest Determination Dates: The second U.S. Government Securities Business Day preceding each Interest Reset Date

Spread: +62 bps

Spread Multiplier: N/A

Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No

Optional Reset Dates:

Redemption: ☐ Yes ☒ No

Day Count Convention: ☐   30/360

☒   Actual/360

☐   Actual/Actual

Maximum Interest Rate: N/A
Minimum Interest Rate: 0.000%
Calculation Agent: Deutsche Bank Trust Company Americas
Original Issue Discount: ☐ Yes ☒ No
Repayment: ☐ Yes ☒ No
Optional Repayment Date(s):
Repayment Price: Agents: Barclays Capital Inc. Mizuho Securities USA LLC Agents’ Capacity: ☐ Principal ☒ Agent

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (as may be supplemented from time to time, the “Distribution Agreement”) dated as of August 11, 2022, as amended by a letter agreement, dated August 8, 2024, between AHFC and the agents named in the prospectus supplement, AHFC is hereby offering the Notes through the Agents named below. The Agents named below have agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Agents named below will receive their commission with respect to the principal amount of the Notes set forth below.

Agents	Aggregate Principal Amount of Notes
Barclays Capital, Inc.	$375,000,000.00
Mizho Securities USA LLC	375,000,000.00

Total	$750,000,000.00

The Issuer expects that delivery of the Notes will be made to investors on or about March 11, 2025, which will be the second business day following the date of pricing of the Notes (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the pricing date should consult their own advisors.

PS-1

LEGAL MATTERS

In the opinion of Steve Faulk, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2018, between AHFC and the Trustee (as supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the Trustee and other matters, all as stated in the letter of such counsel dated July 3, 2024 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-266775) filed with the Securities and Exchange Commission on July 3, 2024.

PS-2